Exhibit 8.1

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MORRISON FOERSTER LLP

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TOKYO, WASHINGTON, D.C.

May 13, 2016	File No.: 52276/14

BBCN Bancorp, Inc.

3731 Wilshire Boulevard, Suite 1000

Los Angeles, California 90010

Re:	Merger Agreement

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to BBCN Bancorp, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-4 (Registration No. 333-210002), as amended, (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Joint Proxy Statement”), dated as of May [●], 2016, describing the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 7, 2015, among the Company and Wilshire Bancorp, Inc. (“Wilshire Bancorp”). Unless otherwise indicated, capitalized terms used herein have the meanings ascribed to them in the Merger Agreement.

In connection with this opinion, we have examined and are familiar with the Merger Agreement, the Registration Statement, the Joint Proxy Statement, the by-laws of the Company and Wilshire Bancorp, and such other presently existing documents, records, and matters of law as we have deemed necessary or appropriate for purposes of our opinion, including those documents (and the representations contained therein) specifically referenced in the Joint Proxy Statement. In particular, we have reviewed and we have relied upon certificates from each of the Company and Wilshire Bancorp as to certain matters relevant to the Merger Agreement and the opinions expressed herein. For purposes of this opinion, we have assumed the validity and the initial and continuing accuracy of the documents, certificates, records, statements, and representations referred to above.

In our examination of documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, facsimile, or electronic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party other than the Company (with respect to which we have made none of the following assumptions) has, or will have, the power, corporate or otherwise, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by each party indicated in the documents and that such

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documents constitute, or will constitute, valid, binding obligations of each party. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations promulgated thereunder, judicial authorities, interpretive rulings of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that any of the opinions expressed herein will be accepted by the IRS, or if challenged, by a court. Moreover, a change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants, or assumptions on which our opinion is based could affect our conclusions.

Based upon the foregoing, in reliance thereon and subject thereto, and assuming that the Merger and related transactions will be consummated in accordance with the terms of the Merger Agreement,

1.	it is our opinion that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes; and

2.	the discussion, descriptions of law and legal conclusions contained in the Registration Statement under the caption “BBCN AND WILSHIRE PROPOSAL 1: THE MERGER – United States Federal Income Tax Consequences of the Merger” represents our opinion with respect to the material United States federal income tax consequences of the Merger.

Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Except as set forth above, we express no opinion as to any matter not specifically addressed herein, including the accuracy of the representations or reasonableness of the assumptions relied upon by us in rendering the opinion set forth herein.

This opinion is being rendered to you in connection with the Merger and in satisfaction of the requirement set forth in Section 7.2(c) of the Merger Agreement. This opinion letter (and the opinions expressed herein) may not be relied upon by you for any other purpose.

We hereby consent to the filing with the SEC of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/    Morrison & Foerster LLP